Exhibit 10.2
August 13, 2009
Mr. Donald P. Bunnell
          Re:   Extension of Employment Agreement
Dear Don:
     This letter relates to your employment agreement with us dated July 14, 2006. The employment period, as specified in paragraph 1 of your employment agreement, expired on April 18, 2009. By execution of this letter, you acknowledge and agree that the employment period in your employment agreement shall be extended to August 31, 2010. This letter does not affect any other terms of your employment agreement except that your base salary has previously been increased by the Compensation Committee to $15,000 per month. If you have any questions regarding this matter, please let me know.

SYNTHESIS ENERGY SYSTEMS, INC.
/s/ Robert Rigdon
Robert Rigdon
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED
as of August 13, 2009

/s/ Donald P. Bunnell
Donald P. Bunnell